EXHIBIT 99.1

Red Robin Names David A. Pace as Board Chairman

Pattye Moore to Retire as Board Chair November 1, 2019;
Company Announces Additional Board Changes

Greenwood Village, CO - October 7, 2019 - Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) (“Red Robin” or the “Company”) today announced that its Board of Directors has named David A. Pace as Board Chairman, effective November 1, 2019.

Mr. Pace was appointed to Red Robin’s Board on August 6, 2019 as part of a refreshment that resulted in the addition of three new, independent directors. Mr. Pace most recently served as Chief Executive Officer of Jamba Juice, Inc., where he led a significant brand repositioning and drove substantially improved profit performance culminating in a strategic sale of the company. He has more than 30 years of leadership and turnaround experience in the food, beverage and retail industries, among others.

“Dave’s extensive track record of improving performance and leading successful transformations makes him ideally suited for the role of Red Robin’s Chairman,” said retiring Board Chair Pattye Moore. “The Board and management team have made significant progress stabilizing the business and laying the foundation for long-term success. We look forward to leveraging Dave’s insights, leadership and guidance to restore long-term growth and improve profitability.”

Paul J.B. Murphy III, Red Robin’s President, Chief Executive Officer and a member of the Board, said, “The Board and management team are pleased to welcome Dave as our next Chairman. We are excited to be working with him as we continue building on Red Robin’s momentum and driving business improvement to enhance value for all Red Robin stakeholders, including our shareholders, Guests, franchisees and Team Members.”

“I appreciate the opportunity to serve as Chairman of Red Robin, an iconic brand with a rich history and deeply loyal customer base,” said Mr. Pace. “Since joining the Board in August, I have seen the focus and commitment of the entire Red Robin team as they continue to execute on the five pillars of the Company’s strategic plan. I intend to work with our newly restructured Board, along with Paul and his management team, to enhance Red Robin’s operational and financial performance and create significant shareholder value.”

The Company noted that as part of its previously-announced Board refreshment, Ms. Moore will retire from the Board at the end of 2019. Aylwin Lewis will retire from the Board effective November 1, 2019, and Stuart Oran will not stand for re-election at the Company’s 2020 Annual Meeting of Stockholders. Following these changes, and including the August 2019 appointments of Mr. Pace, Tom G. Conforti and G.J. Hart, as well as the September 2019 appointment of Mr. Murphy when he was named President and CEO, the Company’s Board will consist of eight directors, seven of whom are independent.

About David A. Pace
David A. Pace was appointed to the Red Robin Board in August 2019. He brings more than 35 years of leadership experience in a range of industries including food and beverage retail, consumer products, entertainment and ecommerce. From 2016 to 2018, he served as Chief Executive Officer of Jamba Juice, Inc., where he led the brand through a highly successful repositioning and sale. Prior to that, he served as President of Carrabba’s Italian Grill, from 2014 to 2016, where he oversaw broad operational changes, significant margin improvement and accelerated profit growth. From 2010 to 2014, Mr. Pace served as the Executive Vice President and Chief Resource Officer at Bloomin’ Brands, the $4.1 billon parent company of Outback Steakhouse, where he was responsible for real estate development and human capital deployment across approximately 1,500 restaurants, 100,000 team members and five brands.

About Red Robin
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to Guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its Guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 560 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.

Forward-Looking Statements
Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s strategic initiatives, including the effectiveness of the Company’s affordability, service improvement, technology, and off-site initiatives to drive traffic and sales; the ability to increase labor productivity through alternative labor models, and to train the Company's workforce for service execution complexities related to growth of multiple revenue streams in the restaurant; the success of the Company's refranchising efforts; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

Contacts

For investor relations questions:
Raphael Gross, ICR
(203) 682-8253

For media questions:
Jim Golden / Tim Lynch / Aura Reinhard
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

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